As filed with the Securities and Exchange Commission December 19, 2018

Registration No. 333-224932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

AMENDMENT NO. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKYLAB USA, INC.

(Exact name of Registrant as specified in its charter)

FL	7371	46-5560986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10120 South Eastern Avenue, Suite 200 Henderson, Nevada, 89052
(address of principal executive offices)

Registrant's telephone number, including area code: 253.332.7362

Dean Grey 5600 Avenida Encinas Carlsbad, CA 92008
(Name and address of agent for service of process)

COPIES OF COMMUNICATIONS TO:

W. Scott Lawler, Esq.

Booth Udall Fuller, PLC

1255 W. Rio Salado Parkway, Suite 215

Tempe, Arizona 85281

480.830.2700

WSL@BoothUdall.com

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging Growth ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Skylab USA, Inc.. is filing this Amendment No.5 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-224932) as an exhibits only filing to file Exhibit 23.1. Accordingly, this Amendment consists only of the facing page of the Registration Statement, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus has not changed and has been omitted.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$373
Federal Taxes	–
State Taxes and Fees	–
Listing Fees	–
Printing Fees	–
Transfer Agent Fees	5,000
Accounting fees and expenses	19,750
Legal fees and expenses	25,000
Total	50,123

All amounts are estimates, other than the Commission's registration fee.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Delaware Code and our bylaws.

Under the governing Delaware codes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which
2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
3.	a transaction from which the director derived an improper personal profit; and
4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Delaware law; or;
4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

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Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

In January 2018, the Company’s prior sole owner, Writ Media Group Inc., a California corporation, conducted a spin-off of all of the Company’s shares to its shareholders, resulting the issuance of 1,256,269 shares to one hundred eighty (180) shareholders, with no consideration being paid to the Company.

In March 2018, the Company completed a Share Exchange Agreement with the shareholders of Skylab Apps Inc., whereby the Company acquired 100% of the issued and outstanding shares of Skylab Apps Inc. in exchange for 23,750,000 shares of the Company’s common stock. These 23.75 million shares were issued to Skylab Apps’ seventy-one (71) shareholders on at a rate of one (1) share of the Company’s common stock for every 1.3761 shares of Skylab Apps’ common stock.

During the quarter ended September 30, 2018, the Company granted a total of 2,732,500 shares of its common stock to certain of its consultants as additional consideration for services provided. Of these shares, 212,500 were issued subject to vesting over four (4) period during which continued consulting services will be required. The remaining 2,520,000 shares were issued as additional consideration for previous services provided.

During the quarter ended September 30, 2018, the Company issued 680,000 additional shares to a prior investor pursuant to a provision in such investor’s investment agreement that requires the Company to issue the investor additional shares to prevent further dilution. Such provision expires upon the commencement of the offering of the shares pursuant to this prospectus.

During the quarter ended September 30, 2018, the Company sold 218,125 shares of its common stock in exchange for consideration of $174,500.

From October 1, 2018 through November 2, 2018, the Company granted a total of 1,777,012 shares of its common stock to its consultants for past and future services, subject to vesting over different periods of time. During this period, the Company also issued a total of 76,388 shares upon conversion of convertible promissory notes at a conversion price of $0.72 per share.

In September and November 2018, the Company issued a total of 10,882,596 stock options to a number of the Company’s independent contractors and its officers. Mr. Dean Grey, the Company’s CEO, receiving options to purchase 10,000,000 shares and Ms. Lorrie Edelblute received options to purchase a total of 50,000 shares. The remaining 832,596 options were issued to nine (9) individuals that assist the Company in the development of its product and customer service. Exercise of the options is subject to the continuation of services being provided and vesting of the options per each person’s individual stock option agreements.

Each of the foregoing issuances of securities were exempt from registration pursuant to Rule 506 of Regulation D. Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. Each purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons. Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.

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Item 16. Exhibits

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (1)
3.2	By-laws (1)
5.1	Opinion of Booth Udall Fuller, PLC with consent to use (2)
10.1	Amended and Restated Share Exchange Agreement dated January 15, 2018 by and between the Registrant, Skylab Apps Inc. and the shareholders. (2)
10.2	Memorandum of Understanding between Dean Grey and Skylab USA (2)
10.3	Subscription Agreement Form (2)
23.1 *	Consent of L&L CPAS, PA, Independent Registered Public Accounting Firm
23.2	Consent of Dave Banerjee CPA, an Accountancy Corporation, Independent Registered Public Accounting Firm (3)

 ________________

* Filed herewith

(1) Incorporated by reference to the Exhibits filed by the Registrant to its Form S-1 Amendment filed on September 11, 2018.

(2) Incorporated by reference to the Exhibits filed by the Registrant to its Form S-1 Amendment filed on October 25, 2018.

(3) Incorporated by reference to the Exhibits filed by the Registrant to its Form S-1 Amendment filed on December 13, 2018.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.       To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

b.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.       Each prospectus filed by the registrant shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.       Each prospectus required to be filed as part of a registration statement in reliance on Rule 430B relating to an offering for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

c.       Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.       In the event the registrant requests acceleration of effective date or filing of registration statement becoming effective upon filing then the registrant undertakes to advise you as follows:

a.       If any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

b.       There is no underwriter

c.       The benefits of such indemnification are not waived by such persons

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in California on December 19, 2018.

Skylab USA, Inc.

By:	/s/ Dean Grey
Dean Grey President, Chief Executive Officer and sole member of the Board of Directors Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Dean Grey
Dean Grey President, Chief Executive Officer and sole member of the Board of Directors (Principal Executive Officer)

By:	/s/ Lorrie Edelblute
Lorrie Edelblute, Secretary/Treasurer and Principal Accounting Officer

December 19, 2018

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